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                                                                    EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-125100) and related Prospectus of Illumina, Inc. for the registration of 1,579,897 shares of its common stock and to the incorporation by reference therein of our reports dated February 16, 2005, with respect to the consolidated financial statements and schedule of Illumina, Inc., Illumina, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Illumina, Inc., included in its Annual Report (Form 10-K/A) for the year ended January 2, 2005, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

San Diego, California
June 17, 2005